Exhibit 10.2

NEW PLAN EXCEL REALTY TRUST, INC.

2003 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD

New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”), hereby awards (this “Award”) shares of its common stock, $.01 par value (the “Stock”), to the Grantee named below, subject to the vesting conditions set forth in the attached Restricted Stock Award (the “Stock Award”).  Additional terms and conditions of this Award are set forth in this cover sheet, in the attached Stock Award and in the Company’s 2003 Stock Incentive Plan (the “Plan”).

Grant Date:

Name of Grantee:

Number of Shares of Stock Covered by Award:

By signing this cover sheet, you acknowledge that this Award is subject to all of the terms and conditions described in the attached Stock Award and in the Plan, and that the Plan will control in the event any provision of this Stock Award should appear to be inconsistent with the terms and provisions of the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

NEW PLAN EXCEL REALTY TRUST, INC.

2003 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD

Restricted Stock/ Nontransferability

This grant is an award of Stock in the number of shares set forth on the cover sheet, subject to the vesting conditions described below (the “Restricted Stock”). To the extent not yet vested, your Restricted Stock may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock be made subject to execution, attachment or similar process.

Issuance and Vesting

The Company will issue the Restricted Stock in your name as of the Grant Date.

Your right with respect to fifty percent (50%) of the shares under this Stock Award (i.e., X shares) (the “Time Vested Shares”) will vest in five (5) equal installments, with X shares vesting on the first anniversary of the date hereof, and an additional X shares vesting on each of the next four (4) succeeding anniversary dates of the date hereof (the result being that all X Time Vested Shares will vest on [fifth anniversary of grant date]).

Your right with respect to the remaining fifty percent (50%) of the shares under this Stock Award (i.e., X shares) (the “Performance Vested Shares”) will vest in five (5) equal installments of X shares per year, commencing on January 1, X and on each January 1 thereafter until January 1, X (each, an “Anniversary Date”); subject, however, to the achievement during the calendar year immediately preceding each Anniversary Date (each, a “Measurement Year”) of either the “FFO Threshold” or the “Total Return Threshold” (as each term is hereinafter defined), but further subject to the provisions contained in the next succeeding paragraph. To the extent that any Performance Vested Shares do not vest on January 1, X [5th anniversary of grant date], as provided herein, then all such unvested Performance Vested Shares shall be forfeited to the Company.

Notwithstanding the foregoing, if neither the FFO Threshold nor the Total Return Threshold are achieved with respect to any Measurement Year (the “Non-Performance Year”), then the Performance Vested Shares that would have vested with respect to such Non-Performance Year had the performance criteria been achieved shall nonetheless vest to the extent that at any time thereafter either the FFO Threshold or the Total Return Threshold has been achieved on a cumulative basis beginning with the Non-Performance Year and ending with the most recently ended Measurement Year (i.e., comparing either the actual cumulative FFO results or the actual cumulative Total Return results against the cumulative Target Percentage for either the FFO Threshold or the Total Return Threshold, as applicable, for all Measurement Years commencing with the Non-Performance Year).

For purposes hereof, “FFO Threshold” shall mean an increase (expressed as a percentage) in the Company’s funds from operations on a per share basis for the current Measurement Year as compared to the immediately preceding Measurement Year, in an amount determined annually by the Committee not later than March 31 of the current Measurement Year (2004 having already been established by the Committee) (such percentage increase being referred to as the “Target Percentage”) and “Total Return Threshold” shall mean a specified total return to shareholders (including all dividends, regular or special, and stock appreciation) (expressed as a percentage) on each share of the Company’s common stock during the Measurement Year, as determined annually by the Committee not later than March 31 of the current Measurement Year (2004 having already been established by the Committee) (such percentage being referred to as the “Target Percentage”).

No additional shares of Restricted Stock will vest after your Service has terminated for any reason; subject, however, to the provisions set forth below under “Termination of Service.”

Termination of Service

In the event that your Service terminates for any reason (including death or disability), you will automatically forfeit to the Company all Restricted Stock subject to this Award that has not yet vested pursuant to the terms hereof as of such Service termination date; provided, however, that if you are a party to an employment or other agreement with the Company at the time of Service termination and such Service termination would (i) under any employment agreement constitute “Good Reason” or “without Cause” under your employment agreement or (ii) under any other agreement provide for the vesting of all of your shares of Restricted Stock as a result of such Service termination, then all of your shares of Restricted Stock shall vest completely upon any such Service termination provided such shares of Restricted Stock were granted at least one year prior to such Service termination date; provided, further, that in the event your Service terminates as a result of your death, then any then unvested Time Vested Shares shall immediately vest.

Book Entry Restrictions

The Restricted Stock will be issued in book entry form. The Company shall cause the transfer agent for the shares of Common Stock to make a book entry record showing ownership for the shares of Restricted Stock in your name subject to the terms and conditions of this Agreement. You shall be issued an account statement acknowledging your ownership of the shares of Restricted Stock.

All regular cash dividends on the Restricted Stock (or other securities at the time held hereunder) shall be paid directly to you and shall not be held in escrow. However, in the event of any stock dividend, stock split, combination of shares, recapitalization or other change affecting the Stock as a class effected without receipt of consideration, or in the event of a stock split, stock dividend, combination of shares, recapitalization or other similar change in the Stock, any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the Restricted Stock shall be immediately reflected in the book entry records of the transfer agent, but only to the extent the Restricted Stock is at the time subject to the restrictions hereof; provided, further, that any shares of Stock issued pursuant to a dividend reinvestment plan shall not be subject to restrictions under this Agreement.

The shares of Restricted Stock subject to restrictions hereunder shall be subject to the following terms and conditions relating to their release from restrictions or their cancellation:

As your interest in the Restricted Stock vests as described above, your vested Stock shall be released from restrictions and delivered to you, at your request.

Should you forfeit any unvested Restricted Stock held subject to restrictions hereunder, then such unvested Restricted Stock shall be cancelled without payment, and you shall have no further rights with respect to such shares.

You authorize the Company to issue such instructions to the transfer agent as the Company may deem necessary or proper to comply with the intent and purposes of this Agreement. This paragraph shall be deemed to constitute the stock power contemplated by the Plan.

Withholding Taxes

You agree, as a condition of this Award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of Restricted Stock acquired under this Award. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of shares of Restricted Stock arising from this Award, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Section 83(b) Election

Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price paid for the shares of Restricted Stock and their fair market value on the date the shares of Restricted Stock become vested will be reportable as ordinary income at that time. You may elect to be taxed at the time the shares of Restricted Stock are acquired rather than when such shares cease to be subject to forfeiture restrictions by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. You will have to make a tax payment to the extent the purchase price is less than the fair market value of the shares on the Grant Date. The form for making this election is attached as Exhibit A hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you (in the event the fair market value of the shares increases after the date of purchase) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY SECTION 83(b) ELECTION.

Retention Rights

This Award does not create any contractual or other rights for you to be retained by or remain in the employ of the Company in any capacity. Subject to the terms of any employment agreement you have with the Company, the Company reserves the right, and nothing contained herein shall otherwise restrict or interfere in any way with the Company’s right, to terminate your Service with the Company at any time and for any reason.

Shareholder Rights

You shall have the right to vote the Restricted Stock and, subject to the provisions of this Award, to receive any dividends declared or paid on such Stock. Any distributions you receive with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, recapitalization or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. All of the foregoing rights shall terminate upon forfeiture of any unvested Restricted Stock as provided in this Award.

Adjustments

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any stock split, stock dividend, combination of shares or other similar transaction, effected in all such cases, without receipt of consideration by the Company, occurring after the Grant Date, the number and kinds of shares subject to this Award shall be adjusted proportionately and accordingly by the Company.

Applicable Law

This Stock Award will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Stock Award to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Stock Award by reference. Certain capitalized terms used in this Stock Award are defined in the Plan, and have the meaning set forth in the Plan.

By signing the cover sheet of this Stock Award, you agree to all of the terms and conditions described above and in the Plan.